Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-190714) pertaining to the Clougherty Packing, LLC Retirement Plan For Certain Employees of Clougherty Packing, LLC, a wholly owned subsidiary of Hormel Foods Corporation, of our report dated April 25, 2014, with respect to the financial statements and supplemental schedule of the Clougherty Packing, LLC Retirement Plan For Certain Employees, included in this Annual Report (Form 11-K) for the period from January 1, 2013 to October 27, 2013.

/s/ Weinberg & Company, P.A.

Los Angeles, California

April 25, 2014